Exhibit 5.16

March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Ladies and Gentlemen:

We have acted as special counsel in the State of Kansas to StoneMor Kansas LLC and StoneMor Kansas Subsidiary LLC, Kansas Limited Liability Companies (collectively, “StoneMor Kansas”) and wholly-owned subsidiaries of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including StoneMor Kansas (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of May 28, 2013 (as amended from time to time, the “Indenture”), among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

March 17, 2016     Page 2

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the articles of organization and operating agreements of StoneMor Kansas, the Unanimous Written Consent of All Directors, Managers and Governors of the Subsidiaries of StoneMor Partners L.P. (Other than StoneMor Operating LLC, and Cornerstone Family Services of West Virginia Subsidiary, Inc.), dated March 16, 2016, and such other documents as we considered appropriate as a basis for the opinions set forth below, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and we have assumed that the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to StoneMor Kansas, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of StoneMor Kansas and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in paragraph 1 below as to the due formation and valid existence of StoneMor Kansas, we have relied exclusively on certificates of status, dated as of recent dates, from officials of the State of Kansas and/or written facsimile advice, dated as of recent dates, from Corporation Services Company.

Based on the foregoing, we are of the opinion that:

1.	StoneMor Kansas is validly existing and in good standing under the laws of the State of Kansas.

2.	As of the date of the Indenture, StoneMor Kansas had all limited liability company power and capacity to execute and deliver the Indenture, and as of the date hereof StoneMor Kansas has all limited liability company power and capacity to perform its obligations thereunder.

3.	All necessary action has been taken on the part of StoneMor Kansas to authorize the execution and delivery of the Indenture and the performance by StoneMor Kansas of its obligations thereunder (including its Guarantee as provided therein).

4.	The Indenture has been duly executed and delivered by StoneMor Kansas to the extent that execution and delivery are governed by the laws of the State of Kansas.

March 17, 2016     Page 3

The opinions expressed herein are limited in all respects to the laws of the State of Kansas, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

You may rely on this opinion in connection with your opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ James R. Gilliland

For GILLILAND & HAYES, LLC